EXHIBIT 2
Confidential
Execution Version
SUBSCRIPTION AGREEMENT

dated as of June 6, 2016

among
BITAUTO HOLDINGS LIMITED
JD.COM GLOBAL INVESTMENT LIMITED
MORESPARK LIMITED
and
BAIDU HOLDINGS LIMITED

i

ii

SUBSCRIPTION AGREEMENT
This Subscription Agreement (this “Agreement”) is made as of June 6, 2016, by and among:
1.	Bitauto Holdings Limited, a company incorporated under the laws of the Cayman Islands (the “Company”);
2.	JD.com Global Investment Limited, a company incorporated in the British Virgin Islands (“JD”);
3.	Morespark Limited, a company incorporated in the British Virgin Islands (“Tencent”); and
4.	Baidu Holdings Limited, a company incorporated in the British Virgin Islands (“Baidu,” and together with JD and Tencent, the “Purchasers” and each a “Purchaser”).
W I T N E S S E T H:
WHEREAS, the Purchasers, desire to purchase, severally and not jointly, and the Company desires to sell certain ordinary shares (“Ordinary Shares”) of the Company to the Purchasers pursuant to the terms and conditions set forth in this Agreement.
WHEREAS, in relation to this Agreement, the Company and the Purchasers will enter into an Amended and Restated Investor Rights Agreement (the "Amended Investor Rights Agreement"), in substantially the same form attached hereto as Exhibit A, to amend and restate the Investor Rights Agreement dated February 16, 2015 by and among the Company, JD and Dongting Lake Investment Limited.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereto, intending to be legally bound, agrees as follows:
ARTICLE I
DEFINITION AND INTERPRETATION
Section 1.1              Definition, Interpretation and Rules of Construction.
(a)            As used in this Agreement, the following terms have the following meanings:
“Accounting Principles” means, with respect to the Company and its Subsidiaries, (i) on or prior to December 31, 2015, the International Financial Reporting Standards as issued by the International Accounting Standards Board, and (ii) after December 31, 2015, the Generally Accepted Accounting Principles of the United States.
“Affiliate” means, with respect to any Person, means (i) in the case of a Person other than a natural person, any other Person that directly or indirectly Controls,

is Controlled by or is under common Control with such first Person, and (ii) in the case of a natural person, any other Person that is directly or indirectly Controlled by such first Person or is a relative of such first Person; provided that the Company and its Subsidiaries shall be deemed not to be Affiliates of any Purchaser.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the People’s Republic of China (the “PRC” or “China”), Hong Kong or New York are required or authorized by law or executive order to be closed or on which a tropical cyclone warning no. 8 or above or a “black” rainstorm warning signal is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m. Hong Kong time.
“Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlling” and “Controlled” have correlative meanings.
“Convertible Note Purchase Agreement” means the convertible note purchase agreement entered or to be entered into by the Company and Pacific Alliance Group or its Affiliates on or around the date hereof.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.
“Material Adverse Effect” with respect to a party shall mean any event, fact, circumstance or occurrence that, individually or in the aggregate with any other events, facts, circumstances or occurrences, results in or would reasonably be expected to result in a material adverse change in or a material adverse effect on (i) the financial condition, assets, liabilities, results of operations, business, operations or prospects of such party or its Subsidiaries taken as a whole, or (ii) the ability of such party to consummate the transactions contemplated by the Transaction Agreements and to timely perform its material obligations hereunder and thereunder, except to the extent that any such material adverse effect results from (x) changes in generally accepted accounting principles that are generally applicable to comparable companies (to the extent not materially disproportionately affecting such party or its Subsidiaries), (y) changes in general economic and market conditions (to the extent not materially disproportionately affecting such party or its Subsidiaries), or (z) the announcement or disclosure of this Agreement or any other Transaction Agreement or the consummation of the transactions hereunder or thereunder.
“NYSE” means The New York Stock Exchange.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization.
“Purchaser MAE” shall mean, with respect to a Purchaser, any event, fact, circumstance or occurrence that, individually or in the aggregate with any other events, facts, circumstances or occurrence, results in or would reasonably be expected to result in a material adverse change in or a material adverse effect on the ability of such Purchaser to consummate the transactions contemplated by this Agreement or any other

Transaction Agreement and to timely perform its material obligations under this Agreement or any other Transaction Agreement.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“SEC” means the Securities and Exchange Commission of the United States of America or any other federal agency at the time administering the Securities Act.
“Significant Subsidiaries” mean the Subsidiaries of the Company as defined in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act, including those listed in Schedule I.
“Subsidiary” of a party means any organization or entity, whether incorporated or unincorporated, which is controlled by such party and, for the avoidance of doubt, the Subsidiaries of a party shall include any variable interest entity over which such party or any of its Subsidiaries effects control pursuant to contractual arrangements and which is consolidated with such party in accordance with generally accepted accounting principles applicable to such party and any Subsidiaries of such variable interest entity.
“Transaction Agreements” include this Agreement, the Amended Investor Rights Agreement, any ancillary or associated agreements executed prior to the Closing and any other document designated as a “Transaction Document” by the Company and the Purchasers.
(b)            Each of the following terms is defined in the Section set forth opposite such term:
ADSs	Section 4.1(f)
Agreement	Preamble
Amended Investor Rights Agreement	Recital
Baidu	Preamble
China	Section 1.1(a)
Claim Notice	Section 6.2(a)
Closing	Section 2.2(a)
Closing Date.	Section 2.2(a)
Company	Preamble
Company Financial Statements	Section 4.1(h)
Confidential Information	Section 7.11
Dispute	Section 7.2
Encumbrances	Section 4.1(c)
FINRA	Section 4.2(f)
Indemnified Party	Section 6.1
Indemnifying Party	Section 6.1
Indemnity Notice	Section 6.3
Intellectual Property	Section 4.1(p)
JD	Preamble
Lock-Up Period	Section 5.4

Losses	Section 6.1
Material Contracts	Section 4.1(n)
Ordinary Shares	Recital
Permits	Section 4.1(f)
PRC	Section 1.1(a)
Purchase Price	Section 2.1
Purchaser	Preamble
Purchasers	Preamble
Returns	Section 4.1(q)
SEC Documents	Section 4.1(h)
Securities Act	Section 2.2(c)
Subscription Agreement	Section 2.2(c)
Subscription Shares	Section 2.1
Tax	Section 4.1(q)
Tencent	Preamble
Third Party Claim	Section 6.2(a)

(c)            In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
(i)            The words “Party” and “Parties” shall be construed to mean a party or the parties to this Agreement, and any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.
(ii)          When a reference is made in this Agreement to an Article, Section, Exhibit or clause, such reference is to an Article, Section, Exhibit or clause of this Agreement.
(iii)         The headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.
(iv)        Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.”
(v)          The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.
(vi)        All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.
(vii)       The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

(viii)     The use of “or” is not intended to be exclusive unless expressly indicated otherwise.
(ix)         The term “$” means United States Dollars.
(x)           The word “will” shall be construed to have the same meaning and effect as the word “shall.”
(xi)         A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.
(xii)        References herein to any gender include the other gender.
(xiii)      The Parties hereto have each participated in the negotiation and drafting of this Agreement and if any ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties hereto and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts thereof.
ARTICLE II
PURCHASE AND SALE; CLOSING
Section 2.1              Issuance, Sale and Purchase of the Subscription Shares.  Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), each Purchaser hereby agrees to purchase, severally and not jointly, and the Company hereby agrees to issue, sell and deliver to each Purchaser, the number of Ordinary Shares set forth opposite such Purchaser’s name as set out in Exhibit B (the “Subscription Shares”), for an aggregate purchase price set forth opposite such Purchaser's name as set out in Exhibit B (the “Purchase Price”), free and clear of all liens or Encumbrances (except for restrictions created by virtue of this Agreement).  The purchase and sale of the Subscription Shares at the Closing shall be made pursuant to and in reliance upon Regulation S.
Section 2.2              Closing.
(a)            Closing. Subject to satisfaction or, to the extent of permissible, waiver by the Party or Parties entitled to the benefit of the conditions set forth in ARTICLE III (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at Closing), the closing of the sale and purchase of the Subscription Shares pursuant to Section 2.2(a) the “Closing”) shall take place at such time, date and place as the Parties may mutually agree.  The date and time of the Closing are referred to herein as the “Closing Date. ”

(b)            Payment and Delivery.
(i)            At the Closing, each Purchaser shall pay and deliver the applicable Purchase Price to the Company in U.S. dollars by wire transfer, or by such other method as such Purchaser and the Company may mutually agree, of immediately available funds to such bank account designated in writing by the Company to each Purchaser at least three Business Days prior to the Closing, and the Company shall deliver a photocopy of one duly executed share certificate registered in the name of each Purchaser, together with a certified true copy of the register of members of the Company, showing each Purchaser as the legal and beneficial holder of the Subscription Shares, and the Company shall deliver to each Purchaser the originals of each of such documents promptly after the Closing.
(c)            Restrictive Legend.  Each certificate representing any of the Subscription Shares shall be endorsed with the following legend:
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE.  THIS SECURITY MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED: (A) IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (2) AN EXEMPTION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS, AND (3) OTHERWISE IN COMPLIANCE WITH THE SUBSCRIPTION AGREEMENT AMONG THE COMPANY, JD.COM GLOBAL INVESTMENT LIMITED, MORESPARK LIMITED, AND BAIDU HOLDINGS LIMITED, DATED JUNE 6, 2016 (THE “SUBSCRIPTION AGREEMENT”).  ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS OR ANY OTHER RESTRICTIONS SET FORTH IN THE SUBSCRIPTION AGREEMENT SHALL BE VOID.
ARTICLE III
CONDITIONS TO CLOSING
Section 3.1              Conditions to Obligations of All Parties.
(a)            No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by the Transaction Agreements.
(b)            No action, suit, proceeding or investigation shall have been instituted or threatened by a governmental authority of competent jurisdiction or any third party that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by the Transaction Agreements.
Section 3.2             Conditions to Obligations of Purchasers. The respective obligations of each Purchaser to purchase and pay for the Subscription Shares as contemplated by this Agreement are subject to the satisfaction, on or before the Closing

Date, of the following conditions, any of which may be waived in writing by such Purchaser in its sole discretion:
(a)            The representations and warranties of the Company contained in Section 4.1 of this Agreement shall have been true and correct on the date of this Agreement and true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, true and correct in all respects) on and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date, in which case on and as of such specified date);
(b)            The Company shall have performed and complied in all material respects with all, and not be in breach or default in any material respects under any agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date.
(c)            There shall have been no Material Adverse Effect with respect to the Company and its Subsidiaries.
(d)            All corporate and other actions required to be taken by the Company in connection with the issuance and sale of the Subscription Shares shall have been completed.
(e)            The Company shall have duly executed and delivered the Amended Investor Rights Agreement on or prior to the Closing.
Section 3.3             Conditions to Obligations of the Company.  The obligation of the Company to issue and sell the relevant Subscription Shares to the relevant Purchaser as contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:
(a)            The representations and warranties of such Purchaser contained in Section 4.2 of this Agreement shall have been true and correct on the date of this Agreement and true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, true and correct in all respects) on and as of the Closing Date.
(b)            Such Purchaser shall have performed and complied in all material respects with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date.
(c)            There shall have been no Purchaser MAE with respect to such Purchaser.
(d)            All corporate and other actions required to be taken by such Purchaser in connection with the purchase of the Subscription Shares shall have been completed.
(e)            Such Purchaser shall have duly executed and delivered the Amended Investor Rights Agreement on or prior to the Closing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Section 4.1             Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser that, as of the date hereof and as of the Closing, the following representations and warranties are true and correct:
(a)            Due Formation.  The Company is an exempted company, duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. Each of the Company and the Company’s Subsidiaries is duly formed, validly existing and in good standing in the jurisdiction of its organization.  Each of the Company and its Subsidiaries has all requisite power and authority to carry on its business as it is currently being conducted.
(b)            Authority; Valid Agreement.       The Company has all requisite legal power and authority to execute, deliver and perform its obligations under the Transaction Agreements.  The execution, delivery and performance of each of the Transaction Agreements by the Company have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement has been, and each other Transaction Agreements will be duly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of the Purchasers, constitutes (or, when executed and delivered in accordance herewith will constitute) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by applicable bankruptcy, insolvency and similar law affecting creditors’ rights and remedies generally.  Without limiting the generality of the foregoing, as of the Closing, no approval by the shareholders of the Company is required in connection with this Agreement or other Transaction Agreements, the performance by the Company of its obligations hereunder or thereunder, or the consummation by the Company of the transactions contemplated hereby or thereby, except for those that have been obtained, waived or exempted on or prior to such Closing.
(c)            Due Issuance of the Subscription Shares.  The Subscription Shares will be validly issued, fully paid and non-assessable and free and clear of any pledge, mortgage, security interest, encumbrance, lien, charge, assessment, right of first refusal, right of pre-emption, third party right or interest, claim or restriction of any kind or nature (collectively “Encumbrances”), except for restrictions arising under the Securities Act or created by virtue of this Agreement or other Transaction Agreements.  Upon entry of the relevant Purchaser into the register of members of the Company as the legal owner of the relevant Subscription Shares, the Company will transfer to the relevant Purchaser good and valid title to the relevant Subscription Shares, free and clear of any Encumbrance.
(d)            Non-contravention.  None of the execution and the delivery of this Agreement and other Transaction Agreements nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any provision of the organizational documents of the Company or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Company is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an Encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Company or any of its Significant Subsidiaries is a party or by which the Company or any of its Significant Subsidiaries is bound or to which any of the Company’s or any of its Significant Subsidiaries’ assets are subject.  There is no action, suit or proceeding, pending or threatened against the Company that questions the validity of the Transaction Agreements or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby or thereby.
(e)            Consents and Approvals.  None of the execution and delivery by the Company of this Agreement or any Transaction Agreements, nor the consummation by the Company of any of the transactions contemplated hereby or thereby, nor the performance by the Company of this Agreement or other Transaction Agreements in accordance with their respective terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date.  The Company, including all controlled entities within the meaning of the rules under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, does not hold any assets located in the U.S. and did not make aggregate sales in or into the U.S. of over US$75.9 million in its most recent fiscal year.
(f)            Compliance with Laws.  The business of the Company and its Subsidiaries is not being conducted, and has not been conducted at any time during the five years prior to the date hereof, in violation of any law (including, without limitation, the U.S. Foreign Corrupt Practices Act, as amended, and PRC anti-bribery laws) or government order applicable to the Company except for violations which, individually or in the aggregate, do not and would not have a Material Adverse Effect.  Except as disclosed in the SEC Documents, the Company and each of its Subsidiaries have all permits, licenses, authorizations, consents, orders and approvals (collectively, “Permits”) that are required in order to carry on their business as presently conducted, except where the failure to have such Permits or the failure to make such filings, applications and registrations, would not have a Material Adverse Effect.  Except as disclosed in the SEC Documents, all such Permits are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened, except where such absence, suspension or cancellation, would not have a Material Adverse Effect.  The Company is in compliance with the applicable listing and corporate governance rules and regulations of the NYSE.  The Company and its Subsidiaries have taken no action designed to, or reasonably likely to have the effect of, delisting the American Depositary Shares representing Ordinary Shares of the Company (the “ADSs”) from the NYSE.  The Company has not received any notification that the SEC or the NYSE is contemplating suspending or terminating such listing (or the applicable registration under the Exchange Act related thereto).  The Company is in compliance with the Sarbanes-Oxley Act in all material respects.
(g)            Capitalization.
(i)            The authorized capital stock of the Company

consists of 1,250,000,000 Ordinary Shares, of which 60,458,655.5 are issued and outstanding as of June 3, 2016.  Except as set forth in the SEC Documents and except for any convertible notes issuable pursuant to the Convertible Note Purchase Agreement, the Company has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. All issued and outstanding Ordinary Shares and ADSs have been duly authorized and validly issued and are fully paid and non-assessable, are free of preemptive rights, were issued in compliance with applicable U.S. and other applicable securities laws and were not issued in violation of any preemptive right, resale right, right of first refusal, or similar right and are or will be duly listed and admitted and authorized for trading on the NYSE.
(ii)            Except as set forth above in this Section 4.1(g) and in the SEC Documents and except for any convertible notes issuable pursuant to the Convertible Note Purchase Agreement, there are no outstanding (A) shares of capital stock or voting securities of the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (C) preemptive or other outstanding rights, options, warrants, conversion rights, “phantom” stock rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any shares of capital stock or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding.
(iii)            Except as disclosed in the SEC Documents or the registration right granted in connection with the issuance of the convertible notes issuable pursuant to the Convertible Note Purchase Agreement, there are no registration rights, rights of first offer, rights of first refusal, tag-along rights, director appointment rights, governance rights or other similar rights with respect to the securities of the Company or any Significant Subsidiary of the Company that have been granted to any Person.
(iv)            All outstanding shares of capital stock or other securities or ownership interests of the Significant Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and all such shares or other securities or ownership interests in any Significant Subsidiaries (except for directors’ qualifying shares or other ownership interests required to be held by directors under applicable law) are owned, directly or indirectly, by the Company free and clear of any liens.
(h)            SEC Matters; Financial Statements.
(i)            The Company has filed or furnished, as applicable, on a timely basis, all registration statements, proxy statements and other statements, reports, schedules, forms and other documents required to be filed or furnished by it with the SEC (all of the foregoing documents filed with or furnished to the SEC and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). None of the Significant Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.  As of their respective effective dates (in the case of the SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other SEC Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment: (A) each of the SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act and the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the SEC Documents (as the case may be) and (B) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(ii)            The financial statements (including any related notes) contained in the SEC Documents (collectively, the “Company Financial Statements”): (A) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (B) were prepared in accordance with the Accounting Principles applied on a consistent basis throughout the periods covered thereby and (C) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby, except as disclosed therein and as permitted under the Exchange Act.
(iii)            Except as disclosed in the SEC Documents, the Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a‑15 or 15d‑15, as applicable, under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, including policies and procedures that (A) mandate the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with the Accounting Principles, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and the board of directors of the Company and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company. There are no material weaknesses or significant deficiencies in the Company’s internal controls. The Company’s auditors and the audit committee of the board of directors of the Company have not been advised of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since December 31, 2014, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.
(iv)            The “disclosure controls and procedures” (as defined in Rules 13a-15(e) or 15d-15(e), as applicable, under the Exchange Act) of the Company are designed to ensure that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure.

(v)            Neither the Company nor any of its Subsidiaries is a party to, nor has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract, agreement, arrangement or undertaking (including any contract, agreement, arrangement or undertaking relating to any transaction or relationship between or among one or more of the Company and/or any of its Significant Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such contract, agreement, arrangement or undertaking is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Significant Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other SEC Documents.
(i)            No Undisclosed Liabilities.  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has incurred or undertaken any liabilities or obligations, whether direct or indirect, liquidated or contingent, matured or unmatured, or entered into any transactions, including any acquisition or disposition of any business or asset, other than (i) liabilities or obligations disclosed and provided for in the Company Financial Statements or in the notes thereto, (ii) liabilities or obligations that have been incurred by the Company or its Subsidiaries since December 31, 2014 in the ordinary course of business or (iii) liabilities or obligations arising under or in connection with the transactions contemplated by this Agreement.
(j)            Investment Company.  The Company is not and, after giving effect to the offering and sale of the Subscription Shares, the consummation of the Offering and the application of the proceeds hereof thereof, will not be an “investment company,” as such term is defined in the U.S. Investment Company Act of 1940, as amended.
(k)            No Registration.  Assuming the accuracy of the representations and warranties set forth in Section 4.2 of this Agreement, it is not necessary in connection with the issuance and sale of the Subscription Shares to register the Subscription Shares under the Securities Act or to qualify or register the Subscription Shares under applicable U.S. state securities laws.  No directed selling efforts (as defined in Rule 902 of Regulation S under the Securities Act) have been made by any of the Company, any of its Affiliates or any person acting on its behalf with respect to any Subscription Shares that are not registered under the Securities Act; and none of such persons has taken any actions that would result in the sale of the Subscription Shares to the Purchaser under this Agreement requiring registration under the Securities Act; and the Company is a “foreign issuer” (as defined in Regulation S).
(l)            Brokers.  Except for HCM IV Limited and an obligation to pay certain success fee to HCM IV Limited as disclosed to the Purchasers prior to the date hereof, the Company has not dealt with any broker, finder, commission agent, placement agent or arranger in connection with the sale of the Subscription Shares, and the Company is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Subscription Shares.

(m)            Absence of Changes.  Since September 30, 2015, (i) the Company and its Subsidiaries have, in all material respects, conducted their business in the ordinary course of business consistent with past practice, and (ii) there has not been any Material Adverse Effect, or:
(i)            any declaration, setting aside or payment of any dividend or other distribution with respect to any securities of the Company or any of its Significant Subsidiaries (except for dividends or other distributions by any Significant Subsidiary to the Company or to any of the Company’s wholly owned Subsidiaries);
(ii)            any material related party transactions;
(iii)            any issuances or sales of equity securities of the Company or any of its Significant Subsidiaries or any redemption, repurchase, acquisition, share splits, reclassifications, share dividends, share combinations or other recapitalizations of any such equity securities, except for any convertible notes issuable pursuant to the Convertible Note Purchase Agreement; or
(iv)            any entry into any contract, agreement, instrument or other document in respect of any of the foregoing.
(n)            Contracts.  The Company has filed as exhibits to the SEC Documents all contracts, agreements and instruments (including all amendments thereto) that are required to be filed in the SEC Documents (the “Material Contracts”).  Each Material Contract is in full force and effect and, to the knowledge of the Company, enforceable against the counterparties of the Company or its Subsidiaries party thereto, except where such failures to be in effect or enforceable would not reasonably be expected to have a Material Adverse Effect.  The Company and its Subsidiaries and, to the knowledge of the Company, each other party thereto, are not in default under, or in breach or violation of, any Material Contract, except where such default, breach or violation would not reasonably be expected to have a Material Adverse Effect.
(o)            Litigation.  Except as disclosed in the SEC Documents, there are no pending or threatened actions, claims, demands, investigations, examinations, indictments, litigations, suits or other criminal, civil or administrative or investigative proceedings before or by any governmental authority or by any other person against the Company or any of its Subsidiaries or any officer, director or employee of the Company or any of its Subsidiaries in their capacities as such, as would have, if decided adversely, individually or in the aggregate, a Material Adverse Effect.
(p)            Intellectual Property.  Except as disclosed in the SEC Documents, all registered or unregistered, (i) patents, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (ii) trademarks, service marks, trade dress, trade names, taglines, brand names, logos and corporate names and all goodwill related thereto; (iii) copyrights, mask works and designs; (iv) trade secrets, know-how, inventions, processes, procedures, databases, confidential business information and other proprietary information and rights; (v) computer software programs, including all source code, object code, specifications, designs and documentation related thereto; and (vi) domain names, Internet addresses and other computer identifiers, in each case that is material and is used in the operation of the business of the Company or any of its Subsidiaries (the “Intellectual Property”) is either (a) owned by the Company or one or more of its Subsidiaries or (b) is used by the Company or one or more of its Subsidiaries pursuant to a valid license.  To the knowledge of the Company, there are no infringements or other violations of any Intellectual Property owned by the Company or any of its Subsidiaries by any third party, except for such infringements and violations which would not have a Material Adverse Effect.  The Company and its Subsidiaries have taken all necessary actions to maintain and protect each item of Intellectual Property, the absence of which will have a Material Adverse Effect.  The conduct of the business of the Company and its Subsidiaries does not infringe or otherwise violate any intellectual property or other proprietary rights of any other person, and there is no action pending or threatened alleging any such infringement or violation or challenging the Company’s or any of its Subsidiaries’ rights in or to any Intellectual Property, except for such infringements and violations which would not have a Material Adverse Effect.
(q)            Tax Status.  Except as disclosed in the SEC Documents, the Company and each of its Subsidiaries (i) has made or filed in the appropriate jurisdictions all material foreign, federal and state income and all other tax returns required to be filed or maintained in connection with the calculation, determination, assessment or collection of any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties, governmental fees and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto) (each a “Tax”), including all amended returns required as a result of examination adjustments made by any governmental authority responsible for the imposition of any Tax (collectively, the “Returns”), and such Returns are true, correct and complete in all material respects, and (ii) has paid all material Taxes and other governmental assessments and charges shown or determined to be due on such Returns, except those being contested or will be contested in good faith.  Except as disclosed in the SEC Documents, neither the Company nor any of its Subsidiaries has received notice regarding unpaid material Taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the Company is not aware of any reasonable basis for such claim.  No Returns filed by or on behalf of the Company or any of its Subsidiaries with respect to material Taxes are currently being audited, and neither the Company nor any of its Subsidiaries has received notice of any such audit.
(r)            Solvency.  Both before and after giving effect to the transactions contemplated by this Agreement and other Transaction Agreements, each of the Company and its Significant Subsidiaries (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due) and (ii) will have adequate capital and liquidity with which to engage in the their businesses as currently conducted and as described in the SEC Documents.
(s)            Share Percentage.  The percentage of the total issued and outstanding share capital of the Company represented by the Subscription Shares issued to each Purchaser pursuant to this Agreement (calculated based on the total issued and outstanding share capital of the Company as of June 3, 2016 and on a fully diluted basis

(as defined in Exhibit B) after giving effect to the convertible notes issuable pursuant to the Closing and the Convertible Note Purchase Agreement) is as set forth in Exhibit B.
Section 4.2              Representations and Warranties of Each Purchaser.  Each Purchaser, severally and not jointly, hereby represents and warrants to the Company as of the date hereof and as of the Closing, as follows:
(a)            Due Formation.  The relevant Purchaser is duly formed, validly existing and in good standing in the jurisdiction of its organization. The relevant Purchaser has all requisite power and authority to carry on its business as it is currently being conducted.
(b)            Authority.  The relevant Purchaser has full power and authority to enter into, execute and deliver this Agreement and other Transaction Agreements to which it is to become a party and each other agreement, certificate, document and instrument to be executed and delivered by the relevant Purchaser pursuant to this Agreement and each such Transaction Agreement and to perform its obligations hereunder and thereunder.  The execution and delivery by the relevant Purchaser of this Agreement and each other Transaction Agreement to which it is or is to become a party and the performance by the relevant Purchaser of its obligations hereunder and thereunder have been duly authorized by all requisite actions on its part.
(c)            Valid Agreement.  This Agreement has been, and each other Transaction Agreement to which it is to become a party will be, duly executed and delivered by the relevant Purchaser and constitutes (or, when executed and delivered in accordance herewith will constitute), the legal, valid and binding obligation of the relevant Purchaser, enforceable against the relevant Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies or general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).
(d)            Non-contravention.  None of the execution and the delivery of this Agreement or any other Transaction Agreement, nor the consummation of the transactions contemplated hereby or thereby, by the relevant Purchaser will (i) violate any provision of the organizational documents of the relevant Purchaser or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the relevant Purchaser is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an Encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the relevant Purchaser is a party or by which the relevant Purchaser is bound or to which any of the relevant Purchaser’s assets are subject.  There is no action, suit or proceeding, pending or threatened against the relevant Purchaser that questions the validity of this Agreement or the right of the relevant Purchaser to enter into this Agreement or any other Transaction Agreement to which the relevant Purchaser is to become a party or to consummate the transactions contemplated hereby or thereby.

(e)            Consents and Approvals.  None of the execution and delivery by the relevant Purchaser of this Agreement and other Transaction Agreements to which the relevant Purchaser is to become a party, nor the consummation by the relevant Purchaser of any of the transactions contemplated hereby or thereby, nor the performance by the relevant Purchaser of this Agreements or any such Transaction Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing.
(f)            Status and Investment Intent.
(i)            Experience.  The relevant Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the relevant Subscription Shares. The relevant Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment.
(ii)            Purchase Entirely for Own Account.  The relevant Purchaser is acquiring the relevant Subscription Shares that it is purchasing pursuant to this Agreement for investment for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof.  The relevant Purchaser does not have any direct or indirect arrangement, or understanding with any other persons to distribute, or regarding the distribution of the relevant Subscription Shares in violation of the Securities Act or any other applicable state securities law.
(iii)            Solicitation.  The relevant Purchaser was not identified or contacted through the marketing of the transactions contemplated by this Agreement.  The relevant Purchaser did not contact the Company as a result of any general solicitation or directed selling efforts.  The purchase of the Securities by the relevant  Purchaser was not solicited by or through anyone other than the Company.
(iv)            Restricted Securities.  The relevant Purchaser acknowledges that the Securities are “restricted securities” that have not been registered under the Securities Act or any applicable state securities law. The relevant Purchaser further acknowledges that, absent an effective registration under the Securities Act, the Securities may only be offered, sold or otherwise transferred (x) to the Company, (y) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act or (z) pursuant to an exemption from registration under the Securities Act.
(v)            Not a U.S. Person.  The relevant Purchaser is not a “U.S. person” as defined in Rule 902 of Regulation S.
(vi)            Offshore Transaction.  The relevant Purchaser has been advised and acknowledges that in issuing the Securities to such Purchaser pursuant hereto, the Company is relying upon the exemption from registration provided by Regulation S.  The relevant Purchaser is acquiring the relevant Subscription Shares in an offshore transaction executed in reliance upon the exemption from registration provided by Regulation S.

(vii)            FINRA.  The relevant Purchaser does not, directly or indirectly, own more than five percent of the outstanding common stock (or other voting securities) of any member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or a holding company for a FINRA member, and is not otherwise a “restricted person” for the purposes of the Free-Riding and Withholding Interpretation of FINRA.
ARTICLE V
COVENANTS
Section 5.1              Conduct of Business of the Company.  From the date hereof until the Closing Date,
(a)            the Company shall, and the Company shall cause each of its Significant Subsidiaries to, (i) conduct its business and operations in the ordinary course of business consistent with past practice, and (ii) not take any action, or omit to take any action, that would reasonably be expected to make any of its representations and warranties in this Agreement untrue at, or as of any time before, the Closing Date unless the Purchasers shall otherwise consent in writing; and
(b)            the Company shall (i) take all actions necessary to continue the listing and trading of its ADSs on the NYSE and shall materially comply with the Company’s reporting, filing and other obligations under the rules of the NYSE, in each case, through the Closing, and (ii) file with the NYSE a supplemental listing application in respect of Subscription Shares.
Section 5.2               Trading of Company Securities.  None of the Purchasers shall, directly or indirectly, engage in trading of Ordinary Shares or derivatives of the Company’s equity securities during the period up to and including the Closing.
Section 5.3               Securities Law Filings.  Each of the Purchasers shall timely file all forms, reports and documents required to be filed by such Purchaser with the SEC (including filing any required statements of beneficial ownership on Schedule 13D or Schedule 13G and such filings as may be required under Section 16 of the Exchange Act).
Section 5.4               Lock-up.  The relevant Purchaser shall not, during the applicable Lock-Up Period (as defined below), directly or indirectly, offer, sell, contract to sell, pledge, transfer, assign or otherwise dispose of any of the relevant Subscription Shares, or enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the relevant Subscription Shares, whether any such aforementioned transaction is to be settled by delivery of the Ordinary Shares, ADSs or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, contract to sell, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the Company.  As used herein, the “Lock-Up Period” with respect to any Subscription Shares will commence on the Closing Date and continue until and include the date that is ninety (90) days after such Closing Date. Notwithstanding the foregoing, any Purchaser may transfer its Subscription Shares to an Affiliate during the one-year period from the date of this Agreement, subject to applicable law.
Section 5.5               Standstill.
(a)            Each Purchaser covenants to and agrees with the Company that, without the Company’s prior written consent, neither such Purchaser nor any of its Affiliates will, directly or indirectly until the date that is ninety (90) days after the Closing Date (the “Standstill Period”):
(i)            in any way acquire, offer or propose to acquire or agree to acquire legal title to or Beneficial Ownership of any Company Securities;
(ii)            make any public announcement with respect to, or submit to the Company or any of its directors, officers, representatives, trustees, employees, attorneys, advisors, agents or Affiliates, any proposal for the acquisition of any Company Securities or with respect to any merger, consolidation, business combination, restructuring, recapitalization or purchase of any substantial portion of the assets of the Company of any of its Subsidiaries, in which such Purchaser and its Affiliates are involved, and whether or not such proposal might require the making of a public announcement by the Company unless the Company shall have made a prior written request to such Purchaser to submit such a proposal;
(iii)            seek or propose to influence, advise, change or control the management, the board of directors of the Company, governing instruments or policies or affairs of the Company by way of any public communication or communication with any Person other than the Company, or make, or in any way participate in, any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote any Company Securities or become a “participant” in any “election contest” as such terms are defined and used in Rule 14a‑11 under the Exchange Act) with respect to Company Securities; provided, however, that nothing in this clause (iii) shall prevent such Purchaser or its Affiliates from (x) voting in any manner any Company Securities over which such Purchaser or such Affiliates has Beneficial Ownership or (y) communicating privately with shareholders of the Company to the extent such communication does not constitute a “solicitation” of “proxies,” as such terms are defined or used in Regulation 14A under the Exchange Act and the number of persons with whom such Purchaser communicates is fewer than ten (10); or
(iv)            make a request to amend or waive any provision of this Section 5.5(a).
Notwithstanding the above provisions under this Section 5.5(a), with respect to each case under items (i) – (iii) above, if at any time the Company issues any Company Securities (except for any Company Securities issued or granted pursuant to the employee share incentive plan of the Company existing as of the date hereof (but such exception shall not apply to any future amendments which may be made to such plan)) or sells any treasury ADSs, each Purchaser shall have the right to acquire such number of Company Securities in order to maintain the same percentage ownership it owns in the Company prior to such issuance or sale of such Company Securities or treasury ADSs (as applicable) (on a fully diluted and as converted basis as defined in the Exhibit C).

(b)            For purposes of this Agreement, a Person shall be deemed to have “Beneficial Ownership” of any securities in respect of which such Person or any such Person’s Affiliates is considered to be a “Beneficial Owner” under Rule 13d-3 under the Exchange Act as in effect on the date hereof.
Section 5.6               Distribution Compliance Period.  Each Purchaser agrees not to resell, pledge or transfer any Subscription Shares within the United States or to any U.S. Person, as each of those terms is defined in Regulation S, during the 40 days following the Closing.
Section 5.7               Further Assurances. From the date of this Agreement until the Closing, the Parties shall each use their respective reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby and by the Transaction Agreements.
ARTICLE VI
INDEMNIFICATION
Section 6.1              Indemnification.  From and after the Closing Date, each Party, as applicable (the “Indemnifying Party”), shall indemnify and hold the other Parties and their respective directors, officers and agents (collectively, the “Indemnified Party”) harmless from and against any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever, including but not limited to any investigative, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding, and any taxes or levies that may be payable by such person by reason of the indemnification of any indemnifiable loss hereunder (collectively, “Losses”) resulting from or arising out of: (i) the breach of any representation or warranty of the Indemnifying Party contained in the Transaction Agreements; (ii) the violation or nonperformance, partial or total, of any covenant or agreement of the Indemnifying Party contained in the Transaction Agreements.  In calculating the amount of any Losses of an Indemnified Party hereunder, there shall be subtracted the amount of any insurance proceeds and third-party payments received by the Indemnified Party with respect to such Losses, if any. For the avoidance of doubt, the obligations of the Purchasers hereunder shall be several but not joint and neither Purchaser shall have any liability with respect to the compliance or non-compliance of the other Purchaser under this Agreement or any other Transaction Agreements.
Section 6.2              Third Party Claims.
(a)            If any third party shall notify any Indemnified Party in writing with respect to any matter involving a claim by such third party (a “Third Party Claim”) which such Indemnified Party believes would give rise to a claim for indemnification against the Indemnifying Party under this ARTICLE VI, then the Indemnified Party shall promptly following receipt of notice of such claim (i) notify the Indemnifying Party thereof in writing and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third

Party Claim, a copy of all papers served with respect to such claim (if any), and the basis of the Indemnified Party’s request for indemnification under this Agreement.  Notwithstanding the foregoing, no failure or delay in providing such notice shall constitute a waiver or otherwise modify the Indemnified Party’s right to indemnity hereunder, except to the extent that the Indemnifying Party shall have been prejudiced by such failure or delay.
(b)            Upon receipt of a Claim Notice with respect to a Third Party Claim, the Indemnifying Party shall have the right to assume the defense of any Third Party Claim by, within 30 days of receipt of the Claim Notice, notifying the Indemnified Party in writing that the Indemnifying Party elects to assume the defense of such Third Party Claim, and upon delivery of such notice by the Indemnifying Party, the Indemnifying Party shall have the right to fully control and settle the proceeding, provided, that, any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnified Party.  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal action, (ii) the Third Party Claim seeks an injunction or equitable relief against any Indemnified Party (other than immaterial equitable relief in connection with an award of monetary damages), (iii) the Third Party Claim is or would reasonably be expected to result in Losses in excess of the amounts available for indemnification pursuant to Section 6.4 or (iv) the Indemnifying Party has not acknowledged that such Third Party Claim is subject to indemnification pursuant to this ARTICLE VI.  If the Indemnifying Party assumes the defense of a Third Party Claim pursuant to this Section 6.2(b), the Indemnifying Party shall conduct such defense in good faith.
(c)            If requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate reasonably with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including in connection with the making of any related counterclaim against the person asserting the Third Party Claim or any cross complaint against any person.  The Indemnified Party shall have the right to receive copies of all pleadings, notices and communications with respect to any Third Party Claim, other than any privileged communications between the Indemnifying Party and its counsel, and shall be entitled, at its sole cost and expense, to retain separate co-counsel and participate in, but not control, any defense or settlement of any Third Party Claim assumed by the Indemnifying Party pursuant to Section 6.2(b).
(d)            In the event of a Third Party Claim for which the Indemnifying Party elects not to assume the defense or fails to make such an election within the 30 days of the Claim Notice, the Indemnified Party may, at its option, defend, settle, compromise or pay such action or claim at the expense of the Indemnifying Party; provided that any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.
Section 6.3              Other Claims.  In the event any Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, the Indemnified Party’s best estimate of the amount of Losses attributable to such claim and the basis of the Indemnified Party’s request for indemnification under this Agreement; provided, that no failure or delay in providing such notice shall constitute a waiver or otherwise modify the Indemnified Party’s right to indemnity hereunder, except to the extent that the Indemnifying Party shall have been prejudiced by such failure or delay.  If the Indemnifying Party does not notify the Indemnified Party within 30 days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim.
Section 6.4               Limitations on Liability.  Notwithstanding the foregoing, and in each case, other than with respect to fraud, (a) the Company shall have no liability to a Purchaser (for indemnification or otherwise) with respect to any Losses for an amount in excess of the amount equivalent to relevant Purchase Price paid by such Purchaser, and (b) no Purchaser shall have any liability (for indemnification or otherwise) with respect to any Losses for an amount in excess of the amount equivalent to the relevant Purchase Price paid by such Purchaser.
ARTICLE VII
MISCELLANEOUS
Section 7.1               Survival of the Representations and Warranties.  All representations and warranties made by any Party shall expire on the date that is two years after the Closing, except as to any claims thereunder which have been asserted in writing pursuant to Section 6.1 against the Party making such representations and warranties on or prior to such applicable expiration date and the relevant Party’s fundamental representations contained in Section 4.1(a) to Section 4.1(g), and Section 4.2(a) to Section 4.2(e) hereof, each of which shall survive indefinitely.
Section 7.2               Governing Law; Arbitration.  This Agreement shall be governed and interpreted in accordance with the laws of New York.  Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination (“Dispute”) shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force at the time of commencement of the arbitration.  There shall be three arbitrators.  The Company shall have the right to appoint one arbitrator, the Purchasers collectively, shall have the right to appoint one arbitrator, and the third arbitrator shall be appointed by the Hong Kong International Arbitration Centre.  The language to be used in the arbitration proceedings shall be English. Any arbitration award shall be (i) in writing and shall contain the reasons for the decision, (ii) final and binding on the parties to the arbitration, and (iii) enforceable in any court of competent jurisdiction, and the parties to the arbitration agree to be bound thereby and to act accordingly.
Section 7.3               No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, except as expressly provided in this Agreement.

Section 7.4                Amendment.  This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties hereto.
Section 7.5               Binding Effect.  This Agreement shall inure to the benefit of, and be binding upon, each of the Parties and their respective heirs, successors and permitted assigns and legal representatives.
Section 7.6                Assignment.  Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by any Party without the express written consent of the other Parties.  Any purported assignment in violation of the foregoing sentence shall be null and void.  Notwithstanding the foregoing, either Purchaser may assign its rights hereunder to any Affiliate of such Purchaser, provided that no such assignment shall relieve such Purchaser of its obligations hereunder.
Section 7.7                Notices.  All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if (a) in writing and served by personal delivery upon the party for whom it is intended; (b) if delivered by facsimile with receipt confirmed; or (c) if delivered by certified mail, registered mail or courier service, return‑receipt received to the party at the address set forth below:

if to Company:	New Century Hotel Office Tower 6/F
No. 6 South Capital Stadium Road
Beijing, 100044
The People’s Republic of China
Attention: Bin LI
Facsimile: (86 10) 6849-2200

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
c/o 42/F, Edinburgh Tower, The Landmark
15 Queen's Road Central
Hong Kong
Attention: Z. Julie Gao, Esq.
Tel: +852 3740-4700

If to JD, at:	JD.com, Inc.
21/F, Building A, No.18 Kechuang 11th Street, Yizhuang Economic and Technological Development Zone, Daxing District, Beijing 101111, PRC
Attention: Legal Department (Mergers and Acquisitions Group)
Email: legalnotice@jd.com

With a copy (which shall
not constitute notice) to:
	Address:	20/F, Building A, No. 18 Kechuang 11th Street, Yizhuang Economic and Technological Development Zone, Daxing District, Beijing 101111, PRC
	Attn.:	Corporate Development Department (Strategy and Investment Department)
	E-mail:	qyfz@jd.com

and

Orrick, Herrington & Sutcliffe LLP
47/F Park Place
1601 Nanjing Road West
Shanghai 200040 China
Fax: +8621 61097022
Attn: Jie SUN (Jeffrey)

If to the Tencent, at:	Attn.: Compliance and Transactions Department
	Address:	c/o Tencent Holdings Limited
29/F., Three Pacific Place,
No.1 Queen’s Road East, Wanchai,
Hong Kong
	E-mail:	legalnotice@tencent.com

With a copy to:	Address:	Tencent Building, Kejizhongyi Avenue,
Hi-tech Park, Nanshan District, Shenzhen, 518057, P.R. China
	Attn.:	Mergers and Acquisitions Department
	E-mail:	PD_Support@tencent.com

With a copy to:	Paul, Weiss, Rifkind, Wharton & Garrison LLP
12th Floor, The Hong Kong Club Building
3A Chater Road, Central
Hong Kong
Fax: (852) 2840-4300
Attn: Jeanette K. Chan, Esq

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
USA
Fax: (212) 492-0257
Attn: Steven J. Williams, Esq

if to Baidu:	Baidu Campus
No. 10 Shangdi 10th Street
Haidian District, Beijing 100085
The People’s Republic of China
Attention: Xu Xiaohan
Facsimile: +86-10-59920031

with a copy to:	Baidu Campus
No. 10 Shangdi 10th Street
Haidian District, Beijing 100085
The People’s Republic of China
Attention: Wang Hanyu
Facsimile: +86-10-59920031

Any Party may change its address for purposes of this Section 7.7 by giving the other Parties hereto written notice of the new address in the manner set forth above.
Section 7.8               Entire Agreement.  This Agreement (together with the schedules and exhibits hereto) constitutes the entire understanding and agreement between the Parties with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded by this Agreement.
Section 7.9               Severability.  If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.
Section 7.10           Fees and Expenses.  Except as otherwise provided in this Agreement or other Transaction Agreements, the Parties will bear their respective expenses incurred in connection with the negotiation, preparation and execution of this Agreement and other Transaction Agreements and the transactions contemplated hereby and thereby, including fees and expenses of attorneys, accountants, consultants and financial advisors.
Section 7.11           Confidentiality.
(a)            Each Party shall keep confidential any non-public material or information with respect to the business, technology, financial conditions, and other aspects of the other Parties which it is aware of, or have access to, in signing or performing this Agreement (including written or non-written information, hereinafter the “Confidential Information”).  Confidential Information shall not include any information that is (a) previously known on a non-confidential basis by the receiving Party, (b) in the public domain through no fault of such receiving Party, its Affiliates or its or its Affiliates’ officers, directors or employees, (c) received from a party other than the Company or the Company’s representatives or agents, so long as such party was not, to the knowledge of the receiving party, subject to a duty of confidentiality to the Company or (d) developed independently by the receiving Party without reference to confidential information of the disclosing Party.  No Party shall disclose such Confidential Information to any third Party.  Either Party may use the Confidential Information only for the purpose of, and to the extent necessary for performing this Agreement; and shall not use such Confidential Information for any other purposes.  The Parties hereby agree, for the purpose of this Section 7.11, that the existence and terms and conditions of this Agreement and schedule hereof shall be deemed as Confidential Information.

(b)            Notwithstanding any other provisions in this Section 7.11, if any Party believes in good faith that any announcement or notice must be prepared or published pursuant to applicable laws (including any rules or regulations of any securities exchange or valid legal process) or information is otherwise required to be disclosed to any governmental authority, such Party may, in accordance with its understanding of the applicable laws, make the required disclosure in the manner it deems in compliance with the requirements of applicable laws; provided that, the Party who is required to make such disclosure shall, to the extent permitted by law and so far as it is practicable, provide the other Parties with prompt notice of such requirement and cooperate with the other Parties  at such other Parties’ request and at the requesting Party’s cost, to enable such other Parties to seek an appropriate protection order or remedy.  In addition, each Party may disclose, after giving prior notice to the other Parties to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, Confidential Information to the extent required under judicial or regulatory process or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement or any other Transaction Agreement; provided that, the Party who is required to make such disclosure shall, to the extent permitted by law and so far as it is practicable, at the other Parties’ request and at the requesting Party’s cost, cooperate with the other Parties to enable such other Parties to seek an appropriate protection order or remedy.
(c)            Each Party may disclose the Confidential Information only to its Affiliates and its and its Affiliates’ officers, directors, employees, agents and representatives on a need-to-know basis in the performance of the Transaction Agreements; provided that, such Party shall ensure such persons strictly abide by the confidentiality obligations hereunder.
(d)            The confidentiality obligations of each Party hereunder shall survive the termination of this Agreement.  Each Party shall continue to abide by the confidentiality clause hereof and perform the obligation of confidentiality it undertakes until the other Party approves release of that obligation or until a breach of the confidentiality clause hereof will no longer result in any prejudice to the other Party.
Section 7.12           Specific Performance.  The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
Section 7.13            Termination.
(a)            This Agreement shall automatically terminate as between the Company and a Purchaser upon the earliest to occur of
(i)            the written consent of each of the Company and such Purchaser; or
(ii)            by either the Company or such Purchaser if the Closing for such Purchaser’s subscription for Subscription Shares shall not have occurred by July 31, 2016; provided, however, that the right to terminate this Agreement under this Section 7.13(a)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement having been the principal cause of, or having resulted in, the failure of such Closing to occur on or prior to such date;
(b)            For the avoidance of doubt, termination of the Agreement as between the Company and a Purchaser under this Section 7.13 shall not have the effect of terminating the Agreement as between the Company and any other Purchaser.
(c)            Upon any termination of the Agreement as between the Company and a Purchaser, the Agreement between the Company and such Purchaser will have no further force or effect, except for the provisions of Section 7.11 hereof, which shall survive any termination under this Section 7.13(c); provided, that no termination of this Agreement shall relieve either the Company or the relevant Purchaser of liability for any breach of the Agreement prior to such termination.
Section 7.14           Headings.  The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.
Section 7.15           Execution in Counterparts.  For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.  Signatures in the form of facsimile or electronically imaged “PDF” shall be deemed to be original signatures for all purposes hereunder.
Section 7.16           Public Disclosure.  Without limiting any other provision of this Agreement, both Purchasers and the Company shall consult with each other and issue a joint press release with respect to the execution of this Agreement and any other Transaction Agreements and the transactions contemplated hereby and thereby.  Thereafter, neither the Company nor any Purchaser, nor any of their respective Subsidiaries, shall issue any press release or other public announcement or communication (to the extent not previously publicly disclosed or made in accordance with this Agreement or any other Transaction Agreements) with respect to the transactions contemplated hereby or thereby without the prior written consent of the other parties (such consent not to be unreasonably withheld, conditioned or delayed), except to the extent a party’s counsel deems such disclosure necessary or desirable in order to comply with any law or the regulations or policies of any securities exchange or other similar regulatory body (in which case the disclosing party shall give the other parties notice as promptly as is reasonably practicable of any required disclosure to the extent permitted by applicable law), shall limit such disclosure to the information such counsel advises is required to comply with such law or regulations, and if reasonably practicable, shall consult with the other party regarding such disclosure and give good faith consideration to any suggested changes to such disclosure from the other party.  Notwithstanding anything to the contrary in this Section 7.16, each Purchaser and the Company may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not materially inconsistent with previous press releases, public disclosures or public statements made by the Company or either Purchaser and do not reveal material, non-public information regarding the other Parties or the transactions contemplated by this Agreement.
Section 7.17           Waiver.  No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision.  No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

BITAUTO HOLDINGS LIMITED

By:	/s/ Bin Li
Name:	Bei Li
Title:	Chairman of the Board of Directors and Chief Executive Officer

[Subscription Agreement Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

JD.COM GLOBAL INVESTMENT LIMITED

By:	/s/ Richard Qiangdong Liu
Name:	Richard Qiangdong Liu
Title:	Director

 [Subscription Agreement Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

MORESPARK LIMITED

By:	/s/ Ma Huateng
Name:	Ma Huateng
Title:	Director

 [Subscription Agreement Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

BAIDU HOLDINGS LIMITED

By:	/s/ Robin Li
Name:	Robin Li
Title:	Director

 [Subscription Agreement Signature Page]

Exhibit A
Form of Amended and Restated Investor Rights Agreement

Exhibit B
Subscription Shares and Purchase Price
Purchaser	Purchase Price	Subscription Shares	Share Percentage on a fully diluted basis (as at June 3, 2016)
JD	US$50 million in cash	2,471,577 Ordinary Shares	3.1952%,taken into account of and giving effect to the convertible notes issuable pursuant to the Convertible Note Purchase Agreement

Tencent	US$50 million in cash	2,471,577 Ordinary Shares	3.1952%,taken into account of and giving effect to the convertible notes issuable pursuant to the Convertible Note Purchase Agreement

Baidu	US$50 million in cash	2,471,577 Ordinary Shares	3.1952%,taken into account of and giving effect to the convertible notes issuable pursuant to the Convertible Note Purchase Agreement

On a “fully diluted basis” shall mean, for the purpose of calculating share numbers and percentages, that the calculation is to be made assuming that all outstanding options, warrants and other securities convertible into or exercisable or exchangeable for Ordinary Shares (whether or not by their terms then currently convertible, exercisable or exchangeable) upon the Closing, have been so converted, exercised or exchanged, including the shares to be issued upon the exercise of options or vesting of restricted shares or restricted share units under the Company's ESOPs.

Schedule I
Significant Subsidiaries of the Company
Subsidiaries
Bitauto Hong Kong Limited
Yixin Capital Limited
Yixin Capital Hong Kong Limited
Beijing Bitauto Internet Information Company Limited
Shanghai Yixin Financing Leasing Company Limited
Shanghai Techuang Advertising Company Limited
Bitauto (Xi’an) Information Technology Company Limited

Structured Entities

Beijing C&I Advertising Company Limited
Beijing Bitauto Information Technology Company Limited
Beijing Easy Auto Media Company Limited
Beijing Chehui Interactive Advertising Company Limited
Beijing Bitauto Interactive Advertising Company Limited
Beijing You Jie Information Company Limited
Beijing Xinbao Information Technology Company Limited
Bitauto (Tianjin) Commerce Company Limited
Beijing Bit EP Information Technology Company Limited
Beijing Bitcar Interactive Information Technology Company Limited
Beijing Runlin Automobile and Technology Company
Target Net (Beijing) Technology Company Limited
Beijing New Line Advertising Company Limited
Beijing BitOne Technology Company Limited
Beijing Yi Xin Information Technology Company Limited